Exhibit 23.5

We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the Prospectus under the captions "Risk Factors -- We are not a United States Company and, as a Result, there are Special Risks" and "Legal Matters".

Yours faithfully,

/s/ Harry B. Sands, Lobosky & Company

Harry B. Sands, Lobosky & Company